EXHIBIT 99

BUSINESS SEGMENT ANALYSIS
Kimberly-Clark Corporation and Subsidiaries




                                 Three Months                           Year
                               Ended December 31                  Ended December 31
                           ---------------------------  -----------------------------
(Millions of dollars)       1996        1995    Change      1996      1995     Change
-------------------------------------------------------------------------------------
NET SALES:

Tissue-Based Products       $1,832.1  $1,898.1  - 3.5%  $ 7,372.8 $  7,524.3  - 2.0%
Personal Care Products       1,235.9   1,077.6   14.7%    4,837.8    4,384.2   10.3%
Newsprint, Paper and Other     272.5     343.5  -20.7%    1,015.4    1,584.3  -35.9%
Intersegment sales             (16.9)    (21.3)   N.M.      (76.9)    (119.8)   N.M.
                            --------  --------          --------- ----------

Consolidated                $3,323.6  $3,297.9     .8%  $13,149.1 $ 13,373.0   -1.7%
                            ========  ========          ========= ==========




                                   Three Months                          Year
                               Ended December 31(a)              Ended December 31(b)
                            --------------------------- -------------------------------
(Millions of dollars)         1996      1995(c) Change      1996      1995(c)   Change
---------------------------------------------------------------------------------------
OPERATING PROFIT:

Tissue-Based Products       $   266.6 $  (796.6)  N.M.  $  1,085.2 $   (38.4)     N.M.
Personal Care Products          212.8     (82.5)  N.M.       791.3     339.8    132.9%
Newsprint, Paper and Other       41.3      23.1  78.8%       211.8     224.6     -5.7%
Unallocated items - net           5.7    (231.9)  N.M.       (34.6)   (313.0)     N.M.
                            --------- ---------         ----------  --------

Consolidated                $   526.4 $(1,087.9)  N.M.  $  2,053.7  $  213.0    864.2%
                            ========= =========         ==========  ========





Notes: (a)Operating profit for the three months ended December 31, 1996 includes royalty expenses of consolidated subsidiaries for Tissue-Based Products, Personal Care Products and Newsprint, Paper and Other of $37.9 million, $5.6 million and $.1 million, respectively, and corresponding royalty income for Unallocated of $43.6 million. Operating profit for the three months ended December 31, 1995 includes royalty expenses of consolidated subsidiaries for Tissue-Based Products, Personal Care Products and Newsprint, Paper and Other of $8.7 million, $13.6 million and $.3 million, respectively, and corresponding royalty income for Unallocated of $22.6 million.

      (b) Operating profit for the year ended December 31, 1996 includes royalty expenses of consolidated subsidiaries for Tissue-Based Products, Personal Care Products and Newsprint, Paper and Other of $60.5 million, $22.6 million and $.3 million, respectively, and corresponding royalty income for Unallocated of $83.4 million. Operating profit for the year ended December 31, 1995 includes royalty expenses of consolidated subsidiaries for Tissue-Based Products, Personal Care Products and Newsprint, Paper and Other of $25.5 million, $25.7 million and $1.5 million, respectively, and corresponding royalty income for Unallocated of $52.7 million.

      (c) Operating profit in 1995 for Tissue-Based Products, Personal Care Products, Newsprint, Paper and Other and Unallocated includes $981.2 million, $230.3 million, $35.0 million and $193.5 million, respectively, of restructuring and other unusual charges totaling $1,440.0 million.


N.M. - Not meaningful

Unaudited